EXHIBIT 11

                           ACTV, INC. AND SUBSIDIARIES
                          COMPUTATION OF LOSS PER SHARE


                                                     Nine Month Periods                 Three Month Periods
                                                     Ended September 30,                Ended September 30,
                                                          1994            1995            1994            1995
                                                 -------------   -------------    ------------   -------------
Weighted average shares outstanding..........        7,699,790       9,748,209       8,156,466       9,981,194

Common stock equivalents                                      --                              --               --
                                                 --------------- --------------- --------------- ---------------
         Total...............................        7,699,790       9,748,209       8,156,466       9,981,194
                                                 =============== =============== =============== ===============

   Net loss before extraordinary gain........        $3,929,357      $5,751,337      $1,361,407      $2,308,521

   Net loss after extraordinary gain.........        $3,407,554      $5,657,220      $1,071,449      $2,308,521
                                                 =============== =============== =============== ===============

Loss per share before extraordinary gain.....           $.51            $.59            $.17            $.23

Loss per share after extraordinary gain......           $.44            $.58            $.13            $.23
                                                 =============== =============== =============== ===============



                                                                         12
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